Exhibit 99.1

MIDDLESEX WATER COMPANY ANNOUNCES PROPOSED PUBLIC
OFFERING OF COMMON STOCK

ISELIN, NJ, (November 19, 2019) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX), a provider of regulated and unregulated water and wastewater utility services, announced today a proposed public offering of approximately $35 million of shares of its common stock. All of the shares are being offered by Middlesex. In addition, Middlesex intends to grant the underwriters a 30-day option to purchase up to an additional $5.25 million of shares of its common stock.

Middlesex intends to use the net proceeds from the offering for general corporate purposes, including paying down short-term borrowings, completing acquisitions and funding initiatives.

Baird is acting as sole active book-running manager for the offering. Janney Montgomery Scott is acting as joint book-running manager for the offering. Boenning & Scattergood is acting as lead manager for the offering. The offering is subject to market and other customary closing conditions, and Middlesex cannot assure you as to whether or when the offering may be completed.

The proposed offering will be made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-3 (Registration No. 333-233649).

The offering may be made only by means of a prospectus supplement and an accompanying prospectus. A preliminary prospectus supplement relating to the offering has been filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov or from: Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 East Wisconsin Avenue, Milwaukee, WI 53202, by telephone at (800) 792-2473, or by email at syndicate@rwbaird.com; or Janney Montgomery Scott LLC, Attn: Equity Capital Markets Group, 60 State Street, Boston, MA 02109, or by email at prospectus@janney.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT MIDDLESEX WATER COMPANY

Organized in 1897, Middlesex provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on Middlesex’s current expectations. Such statements include, among others, the terms of the proposed common stock offering and the anticipated use of proceeds from the proposed offering. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including, among others, general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the SEC. More information about potential risk factors that could affect Middlesex and its results is included in the Company’s filings with the SEC.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

bsohler@middlesexwater.com

(732) 638-7549